Exhibit 23.2

The Board of Directors
GSE Systems, Inc.

We consent to the use of our reports dated March 8, 2012, with respect to the consolidated balance sheets of GSE Systems, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP
Baltimore, Maryland
August 20, 2012